UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November  18, 2016

Genesis Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 East State Street Kennett Square, PA	19348
(Address of Principal Executive Offices)	(Zip Code)

(610) 444-6350

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2016, Robert A. “Mike” Reitz, Executive Vice President and Chief Operating Officer of Genesis Healthcare, Inc. (the “Company”), announced his retirement effective as of January 1, 2017.  From now until January 1, 2017, Mr. Reitz will remain in his current position.  Beginning January 1, 2017, Mr. Reitz will support the Company on a limited project basis focused on the leadership transition and other strategic initiatives such as relationship development with acute care systems and performance improvement projects.

On November 22, 2016, the Company announced the appointment of Paul D. Bach as Chief Operating Officer – Genesis HealthCare effective as of January 1, 2017.  Mr. Bach, age 58, has served the Company as the Executive Vice President of the Mid-Atlantic/Southeast Division since 2009.  From 1997 to 2009, Mr. Bach served the Company as the Senior Vice President of the Capital Region.  From 1984 to 1997, Mr. Bach served the Company in various roles, including Regional Vice President, Regional Director and Nursing Home Administrator.

On November 18, 2016, Joshua Hausman notified the Company’s Board of Directors (the “Board”) of his decision to resign from the Board effective as of November 18, 2016.  Mr. Hausman’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  The Company and the Board wish to express their gratitude to Mr. Hausman for his years of service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2016	GENESIS HEALTHCARE, INC.
/s/ Michael S. Sherman
Michael S. Sherman
Senior Vice President, General Counsel, Secretary and Assistant Treasurer